Exhibit 5
Legality Opinion and Consent

[LETTERHEAD OF HISCOCK & BARCLAY, LLP]

                                                                                                                November 7, 2012

Taylor Devices, Inc.
90 Taylor Drive
PO Box 748
North Tonawanda, New York 14120-0748
Attention:  Douglas P. Taylor, President and CEO

          Re:                2012 Taylor Devices, Inc. Stock Option Plan

Ladies and Gentlemen:

            We have represented Taylor Devices, Inc. (the "Company") in connection with the issuance by the Company of up to 160,000 shares of its Common stock, par value $0.025 per share (the "Stock"), subject to options to be granted ("Stock Options") pursuant to the 2012 Taylor Devices, Inc. Stock Option Plan (the "Plan").  This opinion is being submitted at your request for use as an Exhibit to the Company's Registration Statement on Form S-8 in accordance with the Securities Act of 1933 (the "Act"), which Registration Statement is to be filed with the Securities and Exchange Commission (the "SEC") on or about November 7, 2012 (the "Registration Statement").

            In preparing this opinion, we examined (1) the Plan; (2) the resolutions of the Board of Directors approving the Plan, dated August 7, 2012; (3) the Company's Certificate of Incorporation and By-laws, each as amended through the date hereof; (4) the Annual Report on Form 10-K for the fiscal year ended May 31, 2012; (5) the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2012; (6) the Proxy Statement, dated September 21, 2012, mailed to shareholders in connection with the Annual Meeting of Shareholders held on November 2, 2012; and (7) the Current Report on 8-K dated November 2, 2012 (collectively, the "Reviewed Documents"), and such questions of law as we have deemed necessary or appropriate.

            In rendering this opinion, other than our review of the Reviewed Documents, we have made no inquiry as to any factual matter.  Based on the foregoing, and assuming that:

            (a)        the Plan has been duly adopted;

            (b)        on the dates of exercise, the Stock Options (i) will have been duly granted in accordance with the Plan; (ii) will constitute the legal, valid, and binding obligations of the Company; and, (iii) subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally, will be enforceable as to the Company in accordance with the terms of the Plan;

            (c)        on the dates of exercise of Stock Options, there will be sufficient authorized shares of Stock available for issuance in exchange therefor; and

            (d)       no change occurs in the applicable law or the pertinent facts,

it is our opinion that the Stock is duly authorized and, when the Stock Options are exercised in accordance with their terms and the terms of the Plan, the Stock will be validly issued, fully paid and nonassessable.

                The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

                We consent to the use of this opinion as an Exhibit to the Registration Statement.   In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or of the Rules and Regulations of the SEC thereunder.

                                                                                                                                                                                                        Very truly yours,

                                                                                                                                                                                                         /s/Hiscock & Barclay, LLP